Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES RECEIPT OF “GOING PRIVATE” PROPOSAL FROM CEO AT $12.50 PER SHARE

DENVER, COLORADO, August 29, 2011 /Marketwire/ — Venoco, Inc. (NYSE: VQ) announced that its board of directors has received a non-binding proposal from Timothy M. Marquez, Chairman and CEO of the company and the holder of approximately 50.3% of Venoco’s outstanding common stock, to acquire all of the outstanding shares of Venoco common stock for $12.50 per share in cash.  A copy of the text of the proposal letter to the Venoco board of directors is set forth below.

In response, Venoco’s board is in the process of forming a special committee of independent directors to consider the proposal, which will be comprised of all of the directors of the company other than Mr. Marquez. The committee will retain independent financial advisors and legal counsel to assist it in its work. The board of directors cautions Venoco shareholders and others considering trading in its securities that it has only received the proposal and that no decision has been made with respect to the company’s response to the proposal.  There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transactions will be approved or consummated.

About Venoco, Inc.

Venoco is an independent energy company primarily engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties primarily in California.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates three onshore properties in Southern California, and has extensive operations in Northern California’s Sacramento Basin.

Forward-looking Statements:

This press release contains statements that are forward-looking statements.  These statements are based on current expectations about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include the uncertainties set forth in this press release regarding whether an acquisition of Venoco will be consummated upon the terms proposed by Timothy Marquez or at all. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in Venoco’s Securities and Exchange Commission filings and reports.  The shareholders of Venoco and other readers are cautioned not to put undue reliance on any forward-looking statements.  Venoco undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Text of proposal:

Directors:

I am pleased to offer to acquire all of the outstanding shares of the common stock of Venoco, Inc. (the “Company”) at a cash purchase price of $12.50 per share. I believe that this offer is fair and in the best interest of the Company and its public shareholders and that the shareholders will find the proposal attractive. The offer represents a premium of 39% over the Company’s most recent closing stock price on August 26, 2011 and a 27% premium to the average closing price in August 2011. Moreover, my proposal represents a total enterprise value to 2012 EBITDA multiple of 5.3x (using I/B/E/S consensus estimates) compared to the current median trading multiple of the Company’s peer group of 3.9x 2012 EBITDA (using I/B/E/S consensus estimates).

The acquisition would be in the form of a merger of the Company with a new acquisition vehicle that I would form. I expect that the Company’s senior management team would remain in place. I anticipate continuing to run the business in accordance with our current practice and maintaining the Company’s valuable employee base, which I view as one of its most important assets.

I would expect to reinvest 100% of my equity ownership through this transaction. Although this offer is being made subject to obtaining financing on terms acceptable to me, I am confident that such financing can be obtained. I am preparing a draft merger agreement that I will provide to you shortly. The familiarity of the management team with the Company means that I will be in a position to complete limited, confirmatory due diligence and finalize the merger agreement very quickly.

I have retained Wachtell, Lipton, Rosen & Katz as my legal advisor. I expect that you will establish a special committee of independent directors with its own legal and financial advisors to review the proposal on behalf of the Company’s public shareholders.

Of course, no binding obligation on the part of the Company or the undersigned shall arise with respect to the proposal or any transaction unless and until such time as definitive documentation satisfactory to me and recommended by the special committee and approved by the Board of Directors is executed and delivered.

I look forward to working with the special committee and its legal and financial advisors to complete a transaction that is attractive to the Company’s public shareholders. Should you have any questions, please contact me.

[signed: Timothy M. Marquez]

End of text.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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